EXHIBIT 99.1

Coordinator                                                                                Hello and welcome to the Silicon Valley Bancshares Third Quarter Financial Results conference call.  All lines will be in listen-only mode until the formal question and answer session; at that time instructions will be given.  At the request of Silicon Valley Bank today’s conference call is being recorded.  If you have any objections you may disconnect at this time.  I would now like to turn the meeting over to the moderator.  You may begin.

J. Lodato                                                                                               Good afternoon.  Welcome to the Silicon Valley Bancshares Third Quarter Financial conference call.  Thank you for joining us today.  I am Jane Ladoto, head of marketing for the bank, and would like to start the meeting by reading our Safe Harbor disclosure.

This presentation may contain projections or other forward-looking statements regarding future events or the future financial performance of the company.  We wish to caution you that such statements are just predictions.  Actual events or results may differ materially.  We refer you to the documents that the company files from time to time with the

Securities and Exchange Commission, specifically to the company’s last filed Form 10-K, filed March 19, 2002.  These documents contain and identify important risk factors that could cause the company’s actual results to differ materially from those contained in our projections or other forward-looking statements.

                                                                                                                                                Now I’d like to turn the call over to our President and Chief Executive Officer, Ken Wilcox.

K. Wilcox                                                                                            Hello, this is Ken Wilcox, CEO of Silicon Valley Bank.  I’d like to welcome you all and begin by saying that despite the ongoing economic challenges facing our industry and our clients, I continue to be encouraged by the progress we’ve made in recent quarters.  As we mark the 30th month of this economic downturn, Silicon Valley Bank continues to hold steady in a sea of turbulence.  We are effectively addressing the obstacles this difficult environment presents.

                                                                                                                                                The quarter, though challenging in many respects, was promising in others.  Loan levels have reached an all-time high for the second quarter running, with an average loan balance of $1.81 billion.  Meanwhile, our credit quality remains strong with reserves higher than industry averages.  More encouraging still, deposits and assets are up both slightly over last quarter, with total demand deposit accounts holding flat vis-à-vis the second quarter.  Not withstanding a dramatic flattening of the interest rate curve, effective portfolio management has yielded a significant basis point increase over last quarter.  While small, these increases are significant in light of the continued dramatic slowdown in venture funding, which has dropped from a high of about $90 billion in the year 2000 to approximately $20 billion today.  It is a noteworthy accomplishment to be able to report improvements in these important metrics while industry-wide investment continues to fall.

                                                                                                                                                Through our commercial bank, Silicon Valley Bank continues to dominate the emerging technology market while successfully expanding its relationships with and offerings for more mature companies.  Our merchant bank continues to build its family funds.  While revenues from our M&A subsidiary, Alliant Partners, are down, largely due to low valuations and buyer caution generated by a dropping Nasdaq, we are still encouraged by their performance.  Alliant is on track to book a record number of deals this year, a year during which the M&A business across the rest of the industry has all but disappeared.

                                                                                                                                                Finally, our private bank laid a foundation for future growth this quarter by purchasing Woodside Asset Management, which will allow Silicon Valley Bank to offer a comprehensive set of private asset management services to our clients.

There is no doubt in anybody’s mind that significant growth at Silicon Valley Bank or anywhere else will only come with economic recovery, and we have to be realistic that the economic recovery we are all hoping for appears to be further off than anyone originally thought.  For this reason we do not anticipate growth to be as easy or dramatic as it has been in years past.  That said, modest growth is still very much within our reach and we will continue to look for and seize opportunities to realize it.

                                                                                                                                                As I pointed out the last time we met, this kind of economic lull gives strong companies the opportunity to prepare for the next wave of activity.  I want to acknowledge and thank our employees who are working harder than ever, and very successfully I’d like to add, to win new clients and expand our relationships with existing clients through new products and services.  Their commitment and hard work have driven our success so far and fuel our optimism about the future.  The result of their substantial efforts is that we have strengthened our market position during the worst downturn in any of our memories.  On top of this we have also managed to lower our expenses and increase our portfolio yields.  These modest gains position us well for the recovery when it comes.  We continue to see encouraging signs that current downward trends are losing momentum, and when the economy finally begins its eventual up tick, Silicon Valley Bank will already be in motion, ready to capitalize on the new opportunities it will bring.  In the meantime, we will keep our focus on executing sound corporate strategies and holding a steady course.

Thank you.  Now I will turn things over to Lauren Friedman, our CFO, who will speak in greater detail about our financial performance.

L. Friedman                                                                                  Thank you, Ken.  Good afternoon.  Despite third quarter results being below our original forecasts, Silicon Valley Bank took advantage of the opportunities that existed in the current economic environment.  As we announced in our press release, third quarter net income was $0.29 per share, down $0.03 per share from the previous quarter.  We set record high average loan balances for the second quarter in succession in an environment where customer acquisition is becoming more challenging.  At the same time we maintained high credit quality standards.  Our foreign exchange business continues to grow, and we are delivering on our initiative to provide more products and service to our clients.

                                                                                                                                                Some of the results of our efforts to expand offerings to our client base include the formation of a broker dealer subsidiary, SVB Securities Incorporated, to house our private label investment products business, and the acquisition of Woodside Asset Management to provide wealth management products to our private banking clients.

                                                                                                                                                In September we announced that our board of directors approved a $100 million share buyback program, in addition to the $50 million approved in March.  The March program is complete and under the September program we purchased 784,000 shares for $13.5 million by the end of the third quarter.

                                                                                                                                                Second quarter to third quarter average loan balances increased $83 million to $1.81 billion.  This represents the highest quarterly average loan balances in the history of our bank.  Similarly, the period end balance, at $1.89 billion, represents the highest in our bank’s history.  This reflects our efforts to expand our customer base and to expand the banking services we provide to later stage technology and life sciences companies.  Despite strong growth in loans, most of that growth has come in the lowest yielding products; specifically, much of it was in accounts receivable-based working capital lines of credit.  These are floating-rate loans that have a lower spread to prime than many of our other products.

                                                                                                                                                Third quarter net interest margin was 5.7%, down only six basis points from 5.8% in the second quarter.  The decrease in net interest margin was largely due to a combination of new floating rate loans being made primarily in the lowest yielding product, the renewal of maturing fixed rate loans, and to a small extent refinancing of fixed rate loans.  Our fixed rate portfolio is priced by reference to treasuries.  During the third quarter the treasury curve flattened dramatically, thus the rates for new fixed rate loans were significantly lower than in earlier quarters when the curve was steeper.  Additionally, the average yield on the investment portfolio was up 24 basis points from the second quarter at 3.82%.  While this represents a significant increase, it was not enough to offset the declining loan yields.  Of note, September’s portfolio performance was higher than that of the first two months of the quarter, as the effect of more focused portfolio management efforts began to be realized.  We expect this to bode well for future portfolio performance; however, with the flatter yield curve our expectations where pick up in portfolio returns are significantly lower than previously thought.

Average deposits remained relatively stable, down about $98 million to $2.9 billion.  We are encouraged by this relative stability, as the rate of decrease in deposits continues to slow.  As a further encouraging sign, period end deposits increased about $102 million quarter over quarter.

                                                                                                                                                Securities write-downs in the third quarter remained close to second quarter levels.  Bank shares incurred $2.1 million in securities write-downs in the third quarter, but note, of minority interest the impact on the company was only $300,000.  This compares to a gross write-down of $2 million, or $1.1 million net to the company in the second quarter of 2002.

                                                                                                                                                In addition, 92 new warrant contracts were collected in the third quarter, as compared to 110 in the second quarter.

                                                                                                                                                Revenues of Alliant Partners, our investment banking subsidiary, were approximately $1.2 million, down $3.2 million from last quarter.  Alliant’s pipeline continues to grow and we expect their revenues to rebound in the fourth quarter.  Alliant is on pace to close the highest number of transactions in their history in 2002; however, with the falling Nasdaq resulting in lower valuations and resultant lower fees, revenues are off.  Further, market volatility has made buyers more hesitant, which results in a longer close cycle.  This makes revenue timing even more uncertain than it previously was.

                                                                                                                                                Non-interest expenses were down $2.9 million quarter over quarter.  The primary reason for the decrease was the absence of one-time charges that were included in the second quarter and a lower incentive accrual.  Average private label client investments were approximately $7.9 billion compared to $8.1 billion in the second quarter, while our average sweep balances decreased $9 million over the same period.  Quarter over quarter revenue from our private label client investments in sweep products decreased $400,000 or 4.6%.

                                                                                                                                                Credit quality in the third quarter continued to be strong.  Non-performing loans were $20.3 million or 1.1% of gross loans.  Non-performing loans remained below our established range of 1.5% to 2.5% of gross loans.  The only concentration in NPLs is one relationship with a public software company for $5.4 million.  This debt was restructured, providing collateral and a definitive plan for repayment.  An announced sale of one division of this client is expected to fund the full repayment of the net book value of this note.

                                                                                                                                                Gross charge-ups in the third quarter were $7.7 million.  Recoveries, including one previously reported film loan settlement, were $2.9 million, leaving net charge-offs of $4.8 million.  Net charge-offs were one percent of gross loans for the quarter.  There were no concentrations in the charge-offs.

                                                                                                                                                The allowance for loan losses was slightly reduced in the quarter.  At $73.8 million the reserve is 3.9% of gross loans.  The reserve is 360% of non-performing loans.  The reduction in the reserve reflects the sustained strong performance in the loan portfolio and the net charge-offs.  Net charge-offs in the last five quarters have averaged $5.2 million, excluding recoveries from the film loans.  At $73.8 million the reserve is more than 14 times our average net charge-offs for the last five quarters.

                                                                                                                                                About a month ago we revised our guidance for the remainder of 2002.  Consistent with that guidance we expect fourth quarter earnings per share to be between $0.28 and $0.33.  We expect to positively impact earnings in the fourth quarter by continuing to grow loans, slightly increasing portfolio yields, returning to more customary Alliant revenues, and continuing to lower non-interest expense.

Despite the setbacks of the third quarter we think Silicon Valley Bank’s future is bright.  We continue to acquire new customers, grow our loan portfolio, and add to products and services offerings.  We’re refining our capital structure to enable us to obtain tier one capital at a lower cost, while reducing the amount of common stock outstanding.  Our M&A business is at record levels, which in the long-term will result in meaningful revenue growth.  We are taking advantage of investment portfolio opportunities as they present themselves.  We are actively looking for ways to control non-interest expense; thus, when the economy improves, we will be well positioned to take maximum advantage.  In the meantime, our team is doing everything in its power to capitalize on opportunities that present themselves.

J. Lodoto                                                                                              Thank you, Ken, and thank you Lauren.  This is Jane Lodoto again.  In addition to Ken and Lauren, joining us today are Marc Verissimo, our Chief Strategy Officer, and Dave Jones, our Chief Credit Officer.  If the

operator would please open up the call, we would like to take your questions.

Coordinator                                                                                Thank you.  Our first question comes from Joe Morford of RBC Capital.

J. Morford                                                                                        Good afternoon, everyone.  A couple of questions.  First, Lauren, if you could just talk a little bit more about the outlook for the margin, given any further pressure you might see from re-pricings, and then on the positive side yield opportunities, yield enhancement opportunities you see.  Also, weren’t you supposed to have a benefit from one of the note payments for Alliant going away?  So just kind of an outlook for the margin.

The second question would be, what is a good tax rate to use on a go-forward basis?  Thanks.

L. Friedman                                                                                  Joe, its Lauren.  We believe that we will expect to see some increase in the net interest margin in the fourth quarter.  One of the things that will support that is the portfolio performance.  The September performance in the portfolio was dramatically higher than in the first two months of the quarter, so we expect to see with having that impact for three months rather than one month will make a fairly big difference.  We’re estimating that portfolio yield should be up about ten basis points in the fourth quarter over where it was in the third quarter.  The loan yields, however, we do not expect to see any improvement in loan yields.  In fact, we may continue to see some decrease in loan yield depending upon what happens to the yield curve.  The last couple of days the yield curve has begun to steepen a little bit, and so that may bode well for us, but that remains to be seen.

                                                                                                                                                In terms of the tax rate, I’m not sure what to tell you about using a tax rate.  I think what you can see is that in our press release we noted that $800,000 of the tax savings related to a one-time change in California law.  That is something that will not happen again, so you can back that $800,000 out, but the effect of the REIT this quarter is about two-thirds of what we’d expect it to be in future quarters.  So with that guidance I think you may be able to estimate a future tax rate.

J. Morford                                                                                        Okay, will do.  Thanks, Lauren.

L. Friedman                                                                                  You’re welcome.

Coordinator                                                                                Our next question comes from Gary Townsend of Freedman.

G. Townsend                                                                         Good afternoon.  How are you all?

L. Friedman                                                                                  Well.  Thank you, Gary.

G. Townsend                                                                         Good.  A question: In the late 90s you had a pretty substantial expansion of you offices around the country.  A question I have, as you look at your expenses now and just generally the outlook, which admittedly is very clouded, are you considering at all any consolidation of those offices or other steps that might have an immediate and larger impact on expense reduction?

K. Wilcox                                                                                            Gary, let me answer that.  This is Ken.  The answer to that is probably not, although we’re constantly reevaluating our situations in all of our offices.  We put in place, about two and a half years ago now, what I believe is probably an excellent profitability reporting system, meaning if you apply all of the various measures to determine whether or not this is a good profitability reporting system, it seems to be just about one of the best that would be possible.  That enables us, down to the dollar, to account for and allocate not only all of the expenses but all of the bank’s capital.  The result is that we look at all of our offices on that basis on an ongoing basis, and all of them are contributing meaningfully to profitability.

Having said that, expense control is an important thing for us.  We have, in the last year and a half probably more than at any point in our history, I certainly can say more than at any point in the 12 years I’ve been with the organization, focused on making absolutely certain that all of our employees as well as all of our business units are contributing in a meaningful fashion to the bank’s profitability.

G. Townsend                                                                         I noticed that your FTEs in the quarter are just a couple below last quarter’s record level.  Are you adding staff?  Can we expect that staffing may come down?

K. Wilcox                                                                                            Staffing may come down slightly, but probably not that much.  Having said that, I would want to offer two qualifiers.  One of them would be that underneath the surface, of course, there’s more going on than meets the eye if you simply look at the aggregate numbers, meaning that we’re constantly reallocating and making sure that we have the best people in the best positions.  So that would be one thing that I’d want to say in response to that.  The other thing would be that, and maybe this is just expanding on the point I was just making, but we’re certainly doing everything we can to make sure that to the extent possible we have all of our people in revenue producing positions.

G. Townsend                                                                         Anything new on your capital plan?

K. Wilcox                                                                                            Gary, one other thing that I’d like to mention in that regard, and that is that our client count continues to hold firm, meaning that notwithstanding the large number of companies in our market space that have disappeared in the past two years, we have continued to add clients.  The result being that our client count has remained constant and the business activity levels have remained constant.  What obviously has decreased in the past couple of years would be the average deposits per client, but that doesn’t really affect workload in any way, shape, or form.

                                                                                                                                                Now your other question had to do with capital.  Is that right?

G. Townsend                                                                         Well it had to do, a couple of quarters ago you were speaking to a presentation to your board about a capital plan and new opportunities, utilization of the capital that you have, which is abundant.   I was wondering if there’s anything new that you could tell us with regard to where that stands and what your plans might be.

K. Wilcox                                                                                            Let me speak to that in a big picture sense and then pass that on to Lauren, who may wish to further define what I’m about to say.  Two or three things here, number one is that we are now, and this is actually new in the last probably year here in our corporation, revising our capital plan on a quarterly basis in order to make sure that it is totally appropriate to where we are in our evolution.  We do have capital in abundance.  I personally am feeling that that’s not a bad thing to have in today’s world, particularly as I look at some of our brethren in the industry, and you are also aware that we have embarked now on our third announced share buy back.

                                                                                                                                                When that buyback is completed, we’ll have in the aggregate bought back somewhere around a quarter of a billion dollars worth of stock over time.  So I think that we’re doing our best to judiciously manage our capital in a way that ensures that our balance sheet remains the, I think, low work balance sheet that we have today, and yet at the same time I think making appropriate use of the capital.  There are always contemplated projects on the horizon as we add to our array of products and services.  With that, I pass it to Lauren.

L. Friedman                                                                                  Gary, its Lauren.  I think that evidence of what’s going on with our capital plan is the acquisition of Woodside, which is something that has been in our capital plan for some time, the implementation of the REIT, which has also been in our capital plan for some time.  The announced additional $100 million buyback was the result of our revisiting the capital plan recently.  I’d like to point out that in the third quarter we repurchased over $55 million of capital, representing 2.7 million shares.  There are other things in our capital plan that will be announced once either a definitive agreement is in place or they have transpired.

G. Townsend                                                                         Fair enough.  Thank you very much.

Coordinator                                                                                Our next question comes from Brock Vanderbelt of Lehman Brothers.

B. Vanderbelt                                                                        Thanks very much.  Could you just talk about the asset management acquisition, Woodside I believe, and whether that gives you the strategic heft you’re going to need to make a credible foray into that business?

M. Verissimo                                                                          Hi, Brock.  This is Marc Verissimo.  We looked at it as giving us a footprint in the investment management business.  It’s not a large firm, but it does give us the ability to look at more closely how that business works and how it will integrate into our private bank.  So we do think it’s filling our strategic goal and we do feel the acquisition is structured appropriately.

B. Vanderbelt                                                                        How are their calling efforts going to be integrated with your private bank?

M. Verissimo                                                                          Well we are working with them and have worked with them to talk about a calling program into our private banking, because they currently have clients too, so there’s a two-way street there, but it would be our relationship managers who go out and talk with the clients, and they’ll be clearly introducing this new product to their clients.

B. Vanderbelt                                                                        Okay.  Separately, could you review what your interest rate assumptions are for next year?

L. Friedman                                                                                  Brock, it’s Lauren.  We have not finished our plan for 2003 yet, so I don’t know that we can formally tell you what our interest rate assumptions are.  Our bias at this point, which could change, is a flat interest rate environment to where it is right now, essentially the same as it is right now, going forward.

B. Vanderbelt                                                                        Okay, thank you.

Coordinator                                                                                Our next question comes from Charlotte Chamberlin of Jeffrey’s and Company.

C. Chamberlin                                                                      Good afternoon.  Could you tell us a little bit more about this REIT and why and how it was formed?  From what I think I heard you said, you said that it was going to have a continuing tax benefit, which the other ones that I’ve seen have been a one period tax benefit, so I was wondering if you could talk about that and where all this real estate is coming from?

Also, the continuing write-downs that you have on the venture capital related investments, I was wondering if you could tell us what the total exposure is there?

And then finally, the $5.8 million restructured loan to that company in San Diego, could you give us a little bit more sense to how secure you feel that that is in terms of actually getting your money back on that?  Thanks very much.

L. Friedman                                                                                  Charlotte, why don’t I start and address the REIT?  This is Lauren.  The REIT we do expect to have a continuing impact on our income taxes.  The income taxes that are impacted by the REIT are state income taxes, not federal.  I’m not familiar with the other REITs that you’re familiar with, but if they relate to a federal tax —

C. Chamberlin                                                                      No, no.  The ones I’m familiar with are the Peat Marwick structures and they’re all state taxes.  Go on.  I’m sorry.

L. Friedman                                                                                  The Peat Marwick, oh KPMG structures.  This is a KPMG structure an it is a state tax structure, and our understanding is that we should expect to have tax savings on an ongoing basis.  The real estate assets that are in the REIT are primarily from mortgage-backed securities and CMOs that are held in the investment portfolio.  There are some loans, but the bulk of it is portfolio securities.

What were your other questions regarding the REIT?

C. Chamberlin                                                                      Before we leave the REIT: I thought the idea was that you put assets in this REIT on which there were previous losses, and that gets offset against gains that you’ve already paid in taxes, largely from warrants, and so if it’s MBS and mortgage-backed securities, presumably there aren’t any credit losses on those.  Are these just mark to market losses or?

L. Friedman                                                                                  Charlotte, that’s not the structure that this is.  It has nothing to do with previous gains that we’re offsetting.  We were shown that structure and decided not to pursue it.  We thought it was too aggressive.  This is a much simpler structure, where simply there is some ability in some states’ tax laws to give us the ability to essentially exclude the REIT income from state income taxes, so it’s a different structure that we’re talking about.

C. Chamberlin                                                                      Okay.  The other thing had to do with that $5.8 million restructured loan, and if you could, give us some color on, or basically some comfort on the collectability of that.  Then finally, the total exposure on your investments with VC.  You said in your last press release that you’d expected that all the write-downs on these things that you’ve taken in the first quarter, the fourth or the first quarter, and you still had some last quarter and now we see some more this quarter.  I was wondering what’s the total exposure here where these write-downs are coming from?  Thanks.

D. Jones                                                                                                  Charlotte, this is Dave Jones.  Let me answer the question on the non-performing loan.  We have $5.4 million in this one company.  The collateral basically represents all of the assets of the company, including enterprise value.  The company has announced a sale of one division to a very credible purchaser.  The announced purchase price, which is cash, is at an amount that is more than sufficient, pursuant to our agreement, to retire our debt in full.  There is some risk, obviously, until that cash is received, so we have placed this account on non-accrual, and we have an appropriate amount of reserve established for the potential of less than full collection, but at this point in time my hunch is a full collection of our net book value.

C. Chamberlin                                                                      Now does this have to go through the bankruptcy court or what?

D. Jones                                                                                                  Yes.  The company is in bankruptcy and any transaction of this nature will have to be approved by the court.

C. Chamberlin                                                                      Okay.  Now we go on to the VC investment.

L. Friedman                                                                                  Charlotte, this is Lauren again.  On the VC investment, the bank is invested in VC activities in two ways.  We invest directly and we invest through funds that we manage, where we’re the general partner.  The carrying value of the direct investments is $14.7 million.  The carrying value, Silicon Valley Bank’s share of the funds, so in other words our exposure on the funds, is about $3 million.  So adding those together, you get about $18 million as total exposure.  What we saw in the third quarter, we had expected that the write-downs would decline in the third quarter, and to an extent they did.  Our direct equity write-downs were minimal.  What happened is some of the fund investments came in, and we get the fund information on delayed basis, and we were surprised to get some write-down on the funds.  But as you saw, the impact on the company was relatively small, because our percentage ownership of the funds is relatively small.

C. Chamberlin                                                                      Okay, but the total exposure is $18 million?

L. Friedman                                                                                  Approximately, yes.

C. Chamberlin                                                                      Thank you.

Coordinator                                                                                Our next question comes from Brian Harvey of Fox Pit Kelton.

B. Harvey                                                                                           Thank you.  Good afternoon.  Just a couple of questions on credit.  First, Dave, maybe can you update us on the telecom wireless exposure?  I think last quarter you said it was around $135 million.  I’m just trying to see what the update is there and what potentially companies need to raise another round in order to not cause any problems to you.

My other question was just on the recent growth in the later stage companies.  Does that give you any comfort in the fact that maybe non-performers and charge-offs, the history is going to look better in the future in terms of the credit performance with some of these higher quality credits being booked today?

D. Jones                                                                                                  Brian, this is Dave, and I will address those two questions, thank you.  In terms of the telecommunication portfolio, you are right.  At the end of the June quarter it was roughly $135 million of funded balance.  As of the September quarter-end, that total had dropped.  It is much closer to 115, a little bit less than that.  There are roughly $20 million of debt exposures that are dependent upon new additional equity coming into the company in the next six months.  That would be down from a total of roughly $30 million at the June period.

As far as the growth is concerned, we are making loans in our core competencies.  That would primarily be in the area of working capital, accounts receivable, and structured credit, and we are very confident that these are less risky loans, as reflected in the discussion about reduced interest income as a reflection of reduced risk.  We do think that as these loans play through that we will have a reduced level of non-performing, and ultimately charge-offs, from this component of our portfolio.

B. Harvey                                                                                           Is there any numbers that you could share or any thoughts of what that might look like or the impact that could have on the bank in terms of the ratio you had provided of 1.5 to 2.5 for non-performers?  Is that we’re likely to be at the lower end of that range for some period of time?

D. Jones                                                                                                  We continue to have a public target of 1.5% to 2.5% of gross loans, but over the last six quarters at least we have managed non-performings between one percent and 1.5% of gross loans.  I’m not forecasting any material change from that one percent to 1.5% of gross loans … in the foreseeable future.

B. Harvey                                                                                           Okay, thank you.

Coordinator                                                                                Our next question comes from Gary Townsend of Freedman Billing.

G. Townsend                                                                       Hello again.  We’ve seen some companies that have acquired other companies have to review the valuation of the goodwill that was associated with the acquisitions.  Given that Alliant does not seem to have the same heft, to use Brock’s word from earlier, as was originally expected, I know you’ve got to go back and look at the valuations of the intangible at least quarterly.  I was wondering if you could give us some sense as to how your latest evaluation went and whether there’s some prospect that there could be an impairment?

K. Wilcox                                                                                            Gary, this is Ken.  Let me take a shot at that one, and if Lauren wants to fill in with further detail, I would be happy to do that.  A couple of things I think that are important to keep in mind with respect to Alliant’s performance.  One would be that in terms of unit count, that is number of companies sold, Alliant has met its projection so far this year, and there’s every likelihood, given the way things are shaping up for the fourth quarter, that Alliant will at the least meet its projections and perhaps exceed them, which would result in closing a record number of transactions this year.  The issue with Alliant is a little bit out of our control in a sense that it has a lot to do with what’s happened with the Nasdaq.  The Nasdaq is— you’re probably more aware than I am— has lost in the neighborhood of 50% of its value since the beginning of the year, and some very hefty proportion of that decrease took place in the third quarter.  Sadly, Alliant’s fees are a percentage of the sales price of the companies, and the sales price of the companies are ultimately at least indirectly related to the level of the Nasdaq, because as you know, when you’re selling a privately held company you turn to publicly held companies for comparables to validate valuations.  So what’s happened here clearly is that valuations have decreased rather substantially and most significantly in the third quarter, while unit count has remained healthy and even maybe a little bit better than healthy certainly on a prospective basis.

We have reviewed the transaction with respect to the issue of impairment, and we’ll continue to do so and still feel comfortable that we’re in a good range here.  Bear in mind that the deal was structured, I think, inappropriately, in a way that only about 60% of the sales price was in effect guaranteed and the rest is dependent on performance over time.  That won’t kick in unless the valuations are there; it’s not based on unit count, it’s based on total revenues.

G. Townsend                                                                         One final thing, unless Lauren has any additional comment.  With respect to the structuring of the REIT, do you incorporate that in say Nevada in order to gain the tax benefit and avoidance of state taxes?

L. Friedman                                                                                  Hello, Gary, it’s Lauren.  With respect to the REIT, no the REIT is actually incorporated in Maryland.  I wish I were a tax expert and could explain to you why, but I’m not, but that’s where it’s incorporated.

G. Townsend                                                                         I forgive you.

L. Friedman                                                                                  Okay.

With respect to Alliant, just one additional comment: We did a valuation of Alliant in the second quarter.  We will do another valuation of Alliant in the second quarter of 2003.  That will give us more of a window to determine if in fact there is an impairment or if in fact third quarter was an anomalous quarter.  In the … of time we will look very carefully at Alliant and make a decision as to whether any additional action needs to be taken.

G. Townsend                                                                         So the timing would be second quarter of next year?

L. Friedman                                                                                  That’s correct.

G. Townsend                                                                         Thank you.

Coordinator                                                                                Our next question comes from Charlotte Chamberlin of Jeffrey’s and Company.

J. Ladoto                                                                                               Excuse me, before we ask the question I’d like to say that this will be the last call we’ll be able to take today due to time, so Charlotte, please go ahead and then thank you all very much.

C. Chamberlin                                                                      Okay, two things.  I couldn’t find in your press release, but I may have overlooked it, could you talk a little bit about the off balance sheet balances and what’s happening there and what’s happening in terms of the fee income that you collect from these off balance sheet assets?  And not to beat a dead horse to death on the subject of Alliant, but was there any stock involved in the purchase of Alliant?  I’m just not remembering that very well.

M. Verissimo                                                                          Charlotte, this is Marc.  There was no stock involved.

C. Chamberlin                                                                      Okay, all right.  Well then the question is irrelevant.  If you could, just tell us about the off balance sheet balances and what’s happening to them, and what’s happening to the fee income that you generate from them.

M. Verissimo                                                                          Well the balance is that we did see a decrease in fee income for the third quarter.  What we’re finding is that the liquidity in the marketplace continues to be tight, so venture capital fundings for the second quarter roughly $5 billion.  Both to our analysis and knowledge of the marketplace, talking to numerous venture capitalists out there, we expect September quarter was probably flat, they’re kind of looking at a $5 billion quarter, so clearly there’s no growth coming in there.  So what you’re seeing is that our DDAs are staying flat, so our client count is flat, the average amount of DDA in there is flat.  What you’re seeing is a slight decrease in the excess funds, so you’re not getting any … from the private equity markets, you are not getting any … from the public markets, you’re not seeing IPOs, you’re not seeing a lot of private equity deals or fundings going in there, so that is constricting cash.

What we’re doing, and we did announce that we have put our IPS into a broker-dealer, is we are aggressively looking at expanding the products which we provide to that client base, so that would be a way for us to increase our wallet share of both existing clients and perspective clients.  So that’s how we are dealing with the situation.

C. Chamberlin                                                                      And what were the balances at the end of Q2 versus the end of Q3?

M. Verissimo                                                                          At the end of Q2 was $8.7 billion and they were $8.2 billion at the end of September 30th.

C. Chamberlin                                                                      Okay.  Great thanks.

K. Wilcox                                                                                            This is Ken Wilcox, and I would like to wrap this up.  First of all, I would like to begin by thanking you all for your support.  I would also like to take the opportunity to remind us all of the state of the market.  We have in these past couple of years experienced some pretty considerable downdrafts.  We’ve weathered now the most dramatic drop in interest rates in a 12-month period in the last century.  We have been impacted, certainly, by the most dramatic decrease in the level of venture fundings in the history of the industry, and obviously we are all impacted by the virtually total disappearance of the IPO market.

That not withstanding, I think we’ve done credibly well.  Certainly the drop in earnings from 2000 to today is nowhere near as dramatic as the drop in the various trends in the economy at large that affect us.  I think that we have held our own, and we’ve done so through, first and foremost, hard work.  I believe that the people in this organization are working harder than ever, and in part that’s witnessed by the fact that we’ve maintained the same level of clients throughout the downturn, while the number of clients in our space has dropped off pretty significantly I would say.  Secondly, we’ve done everything we can to hold expenses, and I think with considerable success.  And third, we have actually increased our revenues relative to what they might be otherwise through the adding of some pretty significant products and services.

So am I happy about the economy?  No.  Do I think that the economy is getting appreciably better in the near-term?  No.  But I do feel that we’re holding our own and doing better than we could be otherwise expected to do, and I will thank you for all of the support that you’ve given us through this difficult process.  We’ll talk to you next quarter.

Coordinator                                                                                Thank you for participating in today’s Silicon Valley Bank conference call.  To hear a replay of today’s call you may dial 800-695-1276.  The replay is available 24 hours a day, 7 days a week, until November 30th.

This concludes today’s conference call.  Have a good day.